Exhibit 97
HOWMET AEROSPACE INC.
Executive Officer Incentive Compensation Recovery Policy

I.Purpose
The Board of Directors (the "Board") of Howmet Aerospace Inc., a Delaware corporation (the "Company"), has adopted this policy (this "Policy") to require the recovery of certain executive compensation in the event that the Company is required to prepare an Accounting Restatement. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Rule 10D-1 thereunder, and Section 303A.14 of the New York Stock Exchange (the "NYSE") Listed Company Manual ("Section 303A.14") and will be interpreted and applied accordingly.
II.Administration
This Policy will be administered by the Compensation and Benefits Committee of the Board (the "Committee"). The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Committee will be final and binding on all affected individuals. Any members of the Committee, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

III.Covered Executives
This Policy applies to the Company's current and former executive officers, as determined pursuant to Rule 16a-1(f) promulgated under the Exchange Act and including executive officers identified under Item 401(b) of Regulation S-K (the "Executive Officers," and together with any former Executive Officer, the "Covered Executives"). Each Covered Executive is required to execute an Acknowledgment of the Policy in the form attached as Exhibit A. Failure by a Covered Executive to execute an Acknowledgment does not impact the applicability or enforceability of this Policy.
IV.Recoupment upon an Accounting Restatement
In the event that the Company is required to prepare an Accounting Restatement, the Company will recover reasonably promptly all Erroneously Awarded Compensation from each Covered Executive, unless the Committee determines that such recovery is Impracticable.
For purposes of the foregoing:
•"Accounting Restatement" means an accounting restatement of any of the Company's financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or to correct an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, within the meaning of Rule 10D-1 and Section 303A.14. For the avoidance of doubt, an Accounting Restatement will not be deemed to occur in the event of a restatement of the Company’s financial statements due to an out-of-period adjustment or due to a retrospective (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; or (v) revision for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.

•"Covered Incentive Compensation" means Incentive Compensation that is Received on or after October 2, 2023 by a person: (i) after beginning service as an Executive Officer, (ii) who served as an Executive Officer at any time during the performance period for that Incentive Compensation, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the three completed fiscal years immediately preceding the date that the

Company is required to prepare the Accounting Restatement (or such longer period as required under Section 303A.14 in the event the Company changes its fiscal year). The date that the Company is required to prepare the Accounting Restatement will be the earlier of (x) the date the Board concluded or reasonably should have concluded that the Accounting Restatement is required and (y) the date a court, regulator or other authorized body directs the Company to prepare the Accounting Restatement. For avoidance of doubt, in no event will Incentive Compensation Received prior to October 2, 2023 be subject to recoupment pursuant to this Policy, regardless of any Accounting Restatement that may be required to be prepared.

•"Erroneously Awarded Compensation" means the amount of Covered Incentive Compensation that was Received by each Covered Executive in excess of the Covered Incentive Compensation that would have been Received by the Covered Executive had such Covered Incentive Compensation been determined based on the restated Financial Reporting Measure following an Accounting Restatement, computed without regard to taxes paid. For this purpose, if the amount of Covered Incentive Compensation that is Received by a Covered Executive was based on the Company's stock price or total shareholder return and is not subject to mathematical recalculation directly from the Accounting Restatement, the amount to be recovered as Erroneously Awarded Compensation shall be based on a reasonable estimate of the effect of the Accounting Restatement on the Financial Reporting Measure upon which the Covered Incentive Compensation was Received. The Company's Corporate Secretary shall, on behalf of the Committee, obtain and maintain all documentation of the determination of any such reasonable estimate and provide such documentation to the NYSE when required.
•"Financial Reporting Measure" means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company's financial statements and any measure that is derived wholly or in part from any such measure, and (ii) the Company's stock price and the total shareholder return of the Company. A measure, however, need not be presented within the financial statements or included in a filing with the U.S. Securities and Exchange Commission ("SEC") to constitute a Financial Reporting Measure.
•"Impracticable" means that (i) the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered, (ii) recovery would violate an applicable home country law adopted prior to November 28, 2022, or (iii) recovery would likely cause an otherwise tax-qualified, broad-based retirement plan of the Company to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. Before concluding that it would be impracticable to recover any Erroneously Awarded Compensation based on the expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, and the Company's Corporate Secretary, on behalf of the Committee, shall document such reasonable attempt(s) to recover and provide that documentation to the NYSE when required. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of law, the Committee shall engage legal counsel experienced and qualified to practice law in the applicable jurisdiction (if such counsel is acceptable to the NYSE) to render an opinion that recovery would result in a violation of law and shall provide such opinion to the NYSE. The Company shall provide funding for the fees and expenses of such legal counsel as approved by the Committee.
•"Incentive Compensation" means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, Incentive Compensation shall also be deemed to include any amounts which were determined based on (or were otherwise calculated by reference to) Incentive Compensation (including, without limitation, any amounts under any long-term disability, life insurance or supplemental retirement plan or any notional account that is based on Incentive Compensation, as well as any earnings accrued thereon).
•"Received." Incentive Compensation is deemed "received" in the Company's fiscal period during which the Financial Reporting Measure specified in such Incentive Compensation is attained.
Recoupment of Erroneously Awarded Compensation pursuant to this Policy is made on a "no fault" basis, without regard to whether any misconduct occurred or whether any Covered Executive has responsibility for the noncompliance that resulted in the Accounting Restatement.

V.Method of Recoupment
The Committee will determine, in its sole discretion, the method for recouping Erroneously Awarded Compensation hereunder, which may include, without limitation, any of the following, to the extent permitted by applicable law:
•Requiring reimbursement of cash Incentive Compensation previously paid;
•Seeking recovery of any gain or value realized on or since the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
•Offsetting the recouped amount from any compensation otherwise owed by the Company (or any subsidiary or affiliate) to the Covered Executive (including, without limitation, any severance otherwise payable by the Company (or any subsidiary or affiliate) to the Covered Executive);
•Making a deduction from the Covered Executive's salary;
•Requiring the Covered Executive to transfer back to the Company any shares he or she received pursuant to an equity award;
•Cancelling, or reducing the number of shares subject to, or the value of, outstanding vested or unvested equity awards; and/or
•Taking any other remedial and recovery action permitted by law, as determined by the Committee.

The Committee will consider Section 409A of the U.S. Internal Revenue Code of 1986, as amended, prior to offsetting recouped amounts against future payments of deferred compensation.
For avoidance of doubt, in no event will Incentive Compensation Received prior to October 2, 2023 be subject to recoupment pursuant to this Policy, regardless of any Accounting Restatement that may be required to be prepared.
VI.No Indemnification or Insurance
Neither the Company nor any of its subsidiaries or affiliates shall indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation. Further, neither the Company nor any of its subsidiaries or affiliates shall pay or reimburse any Covered Executive for any insurance policy entered into by a Covered Executive that provides for full or partial coverage of any recoupment obligation under this Policy.
VII.Amendment; Termination
The Board or the Committee may amend this Policy from time to time in its discretion in any manner consistent with applicable law and regulation. The Board or Committee may terminate this Policy at any time when the Company does not have a class of securities listed on a national securities exchange or a national securities association.
VIII.Other Recoupment Rights
The Board intends that this Policy will be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of the Company's code of conduct or Corporate Governance Guidelines, any similar policy or recoupment provision in any employment agreement, equity award agreement, bonus plan, or similar agreement or plan and any other legal remedies available to the Company. Further, the provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in determining any amounts recovered under this Policy.
IX.Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.

X. Disclosure
The circumstances of any recoupment pursuant to this Policy will be publicly disclosed where required by Rule 10D-1, Item 402 of Regulation S-K and Section 303A.14. In accordance with Rule 10D-1, the Policy shall be filed with the SEC as an exhibit to the Company's Form 10-K, as provided in Item 601(b) of Regulation S-K.

XI. Change of Listing
In the event that the Company lists its securities on any national securities exchange or national securities association other than the NYSE, all references to "NYSE" in this Policy shall mean each national securities exchange or national securities association upon which the Company has a class of securities then listed and "Section 303A.14" shall mean the rule(s) relating to recovery of erroneously awarded compensation under the listing rules of such other applicable exchange or association.

XII.Governing Law and Venue
This Policy and all determinations made and actions taken hereunder, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware, United States of America, without reference to principles of conflict of laws, and construed accordingly. The jurisdiction and venue for any disputes arising under, or any actions brought to enforce (or otherwise relating to), the Policy will be exclusively in the courts in the State of Delaware, County of New Castle, including the Federal Courts located therein (should Federal jurisdiction exist).

Exhibit A

HOWMET AEROSPACE INC.
Executive Officer Incentive Compensation Recovery Policy
Acknowledgment

I acknowledge that I have received and reviewed the Howmet Aerospace Inc. Executive Officer Incentive Compensation Recovery Policy, as amended from time to time (the “Policy”), and I agree to be bound by and subject to its terms and conditions.

I further acknowledge, understand and agree, that if required under the Policy, Howmet Aerospace Inc. (the “Company”) may recoup from me any Erroneously Awarded Compensation (as defined in the Policy) by any of the means set forth in the Policy, and I agree to promptly take any and all actions the Company reasonably requires to effectuate any such required recoupment. I understand that the Company may not provide me with indemnification, insurance or other reimbursement for any compensation that is subject to recoupment under the Policy.

In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. I further understand and agree that any required enforcement of the Policy will not constitute “Good Reason” or any other form of constructive termination under any compensation or benefit plan of, or agreement or contract with, the Company or any of its affiliates or subsidiaries (collectively, the “Company Group”).

I understand that I will be subject to the Policy both during and after my employment with the Company Group. I acknowledge that the Policy may be amended from time to time in accordance with the terms thereof, and I will remain subject to the Policy, as so amended, in all respects.

Please sign and return this Acknowledgment form to Howmet Aerospace Inc. to [name] at [email] by [date].

Executive

Name: _________________________________
Title: _________________________________
Signature: ______________________________
Date: _________________________________

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